Exhibit 5.1 and 23.3

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

June 13, 2019

Ranpak Holdings Corp.

3 East 28th Street, 8th Floor

New York, New York 10016

Ladies and Gentlemen:

We have acted as counsel to Ranpak Holdings Corp., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering under the Securities Act (i) the issuance of up to 20,127,429 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”) of the Company, issuable upon the exercise of warrants (the “Warrants”) to purchase shares of Class A common stock of the Company (the “Warrant Class A Shares”), issued pursuant to the warrant agreement (the “Warrant Agreement”) between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), and (ii) for resale by the selling stockholders (the “Selling Stockholders”) named in the prospectus which is a part of the Registration Statement (a) up to 41,493,961 shares of Class A common stock (“Secondary Class A Shares”), and (b) up to 5,127,482 Warrants (“Secondary Warrants”) to purchase shares of Class A common stock (“Secondary Warrant Shares”).

We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as we have deemed necessary or advisable for the purpose of rendering the opinions expressed herein, including: (i) the Registration Statement; (ii) the Certificate of Incorporation of the Company (the “Certificate of Incorporation”); (iii) the Bylaws of the Company (the “Bylaws”); (iv) the form of Warrant Agreement, as filed with the Commission on January 5, 2018; and (v) a Specimen Warrant Certificate of the Company.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all parties executing documents had the power, corporate or other, to enter into and perform all obligations thereunder and the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate, and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Based upon the foregoing, and subject to the additional assumptions, qualifications and limitations set forth herein, we advise you that, in our opinion:

1.	The Warrant Class A Shares issuable upon exercise of the Warrants have been duly authorized and reserved for issuance by the Company and, when issued and delivered against payment therefor in accordance with the terms of the Warrant Agreement, will be validly issued, fully paid and non-assessable.

2.	As of the date hereof, the Secondary Class A Shares have been validly issued, fully paid and are non-assessable.

3.	The Secondary Warrants constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

4.	The Secondary Warrant Shares, when issued upon the exercise of the underlying Secondary Warrants pursuant to the terms of the Warrant Agreement and upon the Company’s receipt of payment of the exercise price therefor will be validly issued, fully paid and non-assessable.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such security, (i) with respect to the Warrant Class A Shares, the Board of Directors of the Company shall have duly authorized the issuance and sale of such security and such authorization shall not have been modified or rescinded; (ii) the Company shall remain validly existing as a corporation in good standing under the laws of the State of Delaware; (iii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; and (iv) the Warrant Agreement is a valid, binding and enforceable agreement of each party thereto (other than as expressly covered above in respect of the Company); and (v) there shall not have occurred any change in law affecting the validity or enforceability of such security. We have also assumed that (i) the terms of any security whose terms are established subsequent to the date hereof and the issuance, execution, delivery and performance by the Company of any such security (a) require no action by or in respect of, or filing with, any governmental body, agency or official and (b) do not contravene, or constitute a default under, any provision of applicable law or public policy or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the DGCL.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP